Exhibit 99.1

Worldwide Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101	Steven Brazones Director, Investor Relations 651-236-5158

NEWS	For Immediate Release	April 26, 2010

H.B. Fuller to Discontinue Production of Polysulfide-Based

Insulating Glass Sealant Product Line in Europe

ST. PAUL, Minnesota – H.B. Fuller Company (NYSE: FUL) announced today that it will exit the polysulfide-based insulating glass sealant product line in Europe by the end of calendar year 2010.

H.B. Fuller is a market leader in providing sealant solutions for the residential insulating glass market in the United States and has a growing presence in Asia. The Company’s leadership position is maintained primarily through product innovation that enhances the performance of its customers’ products and processes.

In 2006 the Company expanded into the European residential insulating glass market by acquiring a polysulfide-based product line. In fiscal year 2009, this product line generated net revenue of approximately $25 million. Polysulfide-based products are difficult to differentiate and have essentially become commodity products. Accordingly, the Company has elected to discontinue the sale of these products in Europe to focus on more innovative technologies for this market, similar to the strategic approach used in the United States. The change in Europe does not affect the Company’s business in the United States or any other region of the world.

As a result of this decision, the Company will incur exit costs of approximately $2.2 million ($1.8 million after-tax, or $0.04 per diluted share) and non-cash impairment charges of about $9.2 million ($6.3 million after-tax, or $0.13 per diluted share). These figures are estimates and will be finalized in the next quarterly filing. The exit costs primarily consist of severance and other related charges. The exit costs will be spread across the next several quarters as the business is wound down, with $1.4 million of the after-tax costs occurring in the second quarter and $0.4 million occurring in the second half of the year. The non-cash impairment charges relate to the long-lived assets created when this product line was acquired in 2006 and will occur entirely in the second quarter of 2010. Aside from the exit costs and impairment charges, the discontinuance of this product line is expected to have a modest positive impact on net income and cash flow.

“This decision is consistent with our long-term strategic plan and represents another step in our transformation toward a profitable growth company that thrives around innovation, value-added solutions and superior human capital,” said Michele Volpi, H.B. Fuller president and chief executive officer. “Exiting this business will meaningfully enhance both our growth and profitability profile in EIMEA and allow us to more effectively focus on our core market segments.”

About H.B. Fuller Company:

H.B. Fuller Company is a leading worldwide formulator and marketer of adhesives, sealants, coatings, paints and other specialty chemical products, with fiscal 2009 net revenue of $1.235 billion. Its common stock is traded on the New York Stock Exchange under the symbol FUL. For more information, please visit their website at www.hbfuller.com.

Safe Harbor for Forward-Looking Statements:

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: the Company’s ability to effectively integrate and operate acquired businesses; political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; geographic and product mix; availability and price of raw materials; the Company’s relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations; the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company’s SEC 10-Q filing of March 21, 2010 and 10-K filing, as amended, for the fiscal year ended November 28, 2009. All forward-looking information represents management’s best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business make it difficult to determine with certainty the increases or decreases in net revenue resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, management’s best estimates of these changes as well as changes in other factors have been included.